EXECUTION VERSION
FUND SERVICING AGREEMENT

    This Fund Servicing Agreement (this “Agreement”) is made and entered into effective as of May 1, 2026 (the “Effective Date”) by and between EA SERIES TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC (d/b/a U.S. Bank Global Fund Services), a Wisconsin limited liability company (“GFS”).

WHEREAS, the Trust and GFS entered into a Fund Accounting Servicing Agreement dated as of October 8, 2014, as amended (the “Accounting Agreement”), a Fund Administration Servicing Agreement dated as of October 8, 2014, as amended (the “Administration Agreement”), and a Transfer Agent Servicing Agreement dated as of October 8, 2014, as amended (the “Transfer Agent Agreement”, and collectively with the Accounting Agreement and Administration Agreement, the “Original Agreements”); and
WHEREAS, the Trust and GFS desire to amend and restate the terms of the Original Agreements with the terms of this Agreement to take into account present circumstances; and
WHEREAS, as of the Effective Date, the Original Agreements are hereby superseded and replaced in their entirety with this Agreement; and
WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, GFS is, among other things, in the business of providing administration, accounting, and transfer agency functions for the benefit of its customers; and

WHEREAS, the Trust desires to retain GFS to provide certain services, as expressly delineated and limited herein, to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (collectively, the “Funds”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.Appointment of GFS as Service Provider.

a.The Trust hereby appoints GFS as a service provider to the Trust on the terms and conditions set forth in this Agreement, and GFS hereby accepts such appointment and agrees to perform the services and duties set forth on Exhibit B (the “Services”) in accordance with the terms and conditions of this Agreement. The services and duties of GFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against GFS hereunder.

b.GFS shall not be bound by any Trust policies or procedures, or changes thereto, that purport to impose any additional duties, obligations, or care on GFS other than as expressly set forth herein, or that purport to affect in any way the Services or the manner in which they are provided.

c.The Services set forth herein may not be modified or enlarged by implication or course of dealing between the Parties.

d.GFS may use its affiliates or third-parties to provide any of the Services, provided that GFS shall give the Trust prior written notice before delegating any material Service to any affiliate or third party not previously disclosed to the Trust. Any such party shall be held to the same standard of care as GFS would be under this Agreement, and GFS shall be responsible for the provision of such Services to the same extent as if provided by GFS. The Trust consents to the use of such parties and to GFS providing to such parties any information regarding the Trust or its shareholders as may be required to provide such Services. The Trust shall have the right to object in writing within ten (10) business days of receiving such notice if the proposed delegate poses a material conflict of interest or regulatory concern with respect to the Trust or any Fund, and GFS shall not proceed with such delegation over the Trust's reasonable objection.

e.GFS reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Trust under this Agreement.

f.The Trust or its agent shall furnish to GFS the data necessary to perform the Services described herein at such times and in such form as mutually agreed upon.

g.The Trust may from time-to-time request that GFS modify its internal operating procedures with respect to the provision of the Services, which request shall be provided in writing by a duly authorized officer of the Trust or by any other person authorized by the Trust to provide such request. GFS is under no obligation to agree to such modifications. If GFS agrees to comply with such request, then it shall be entitled to follow such modified operating procedure without further inquiry or diligence, and its actions or inactions in connection with following such modified operating procedures shall be deemed to be within its standard of care under Section 10 for all purposes.

2.Compensation.

GFS shall be compensated for providing the Services in accordance with the fee schedule set forth on Exhibit C hereto (as amended from time to time). GFS shall also be reimbursed for such documented, out-of-pocket expenses set forth in Exhibit C hereto as are reasonably incurred by GFS in performing its duties hereunder. The Trust shall pay all such fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify GFS in writing within thirty (30) calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1½%) per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to GFS shall only be owed by the applicable Fund and not any other series of the Trust.
With respect to any Fund of the Trust operating under a unitary fee structure, the Trust's investment adviser may, in lieu of the Trust, pay the fees and reimbursable expenses owed to GFS under this Agreement on behalf of such Fund. Any such payment by the investment adviser shall fully satisfy the Trust’s payment obligation with respect to that Fund for the applicable period.

3.License of Data; Warranty; Termination of Rights.

a.GFS has entered into agreements with various data service providers (each, a “Data Provider”), including, without limitation, MSCI index data services (“MSCI”), Standard & Poor Financial Services LLC (“S&P”), Morningstar, Broadridge, FTSE, ICE, and Confluence Technologies to provide data services that may include, without limitation, index returns and pricing information (collectively, the “Data”) to facilitate the services provided by GFS to each Fund. These Data Providers have required GFS to include certain provisions regarding the use of the Data in this Agreement attached hereto as Exhibit D. The Data is being licensed, not sold, to the Trust. The Trust has a limited license to use the Data only for purposes necessary for valuing each Fund’s assets and making any required reporting relating thereto (the “License”). The Trust does not have any license or right to use the Data for purposes outside the scope of this Agreement including, but not limited to, resale to other users or for use in creating any type of historical database. The Trust acknowledges and agrees that certain Data Providers may also require the Trust or one or more Funds to enter into an agreement directly with the Data Provider for the use of that Data Provider’s Data. The provisions in Exhibit D shall not have any effect upon the standard of care and liability GFS has set forth in Section 10 of this Agreement. The Trust acknowledges the proprietary rights that GFS and its Data Providers have in the Data.

b.THE TRUST HEREBY ACCEPTS THE DATA AS IS, WHERE IS, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR ANY OTHER MATTER. GFS IS NOT RESPONSIBLE FOR ANY OF THE DATA ACCESSED BY THE TRUST OR

ANY OF ITS SERVICE PROVIDERS OR AGENTS AND GFS ASSUMES NO DUTY TO VERIFY SUCH DATA.

c.GFS may stop supplying some or all Data to the Fund if GFS’ Data Providers terminate any agreement to provide Data to GFS. Also, GFS may stop supplying some or all Data to the Fund if GFS reasonably believes that the Fund is using the Data in violation of the License, or breaching its duties of confidentiality provided for hereunder, or if any of GFS’ Data Providers demand that the Data be withheld from the Fund. GFS will provide notice to the Fund of any termination of provision of Data as soon as reasonably possible.

d.The Trust agrees to indemnify and hold harmless GFS, its Data Providers, and any other third party involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of the Trust’s or any third party’s use of, or inability to use, the Data or any breach by the Trust of any provision contained in this Agreement regarding the Data. The immediately preceding sentence shall not have any effect upon the standard of care and liability of GFS as set forth in Section 10 of this Agreement.

e.GFS has entered into agreements with Bloomberg Finance L.P. (“Bloomberg”) to provide data (the “N-PORT Data”) for use in or in connection with the reporting requirements under Rule 30b1-9, including preparation and filing of Form N-PORT. In connection with the provision of the N-PORT Data, Bloomberg requires the following provisions to be included in the Agreement:

The Trust agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the N-PORT Data, (b) not extract the N-PORT Data from the view-only portal, (c) not use the N-PORT Data for any purpose independent of complying with the requirements of Rule 30b1-9 (which prohibition shall include, for the avoidance of doubt, use in risk reporting or other systems or processes (e.g., systems or processes made available enterprise-wide for the Trust’s internal use)), (d) permit audits of its use of the N-PORT Data by Bloomberg, its affiliates or, at the Trust’s request, a mutually agreed upon third party auditor (provided that the costs of an audit by a third party shall be borne by the Trust), and (e) exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Trust’s receipt or use of the N-PORT Data (including expressly disclaiming all warranties). The Trust further agrees that Bloomberg shall be a third party beneficiary of the Agreement solely with respect to the foregoing provisions (a) – (e).

4.Lost Shareholder Due Diligence Searches and Servicing.

The Trust hereby acknowledges that GFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Costs associated with such searches will be passed through to the Trust as a miscellaneous expense in accordance with the fee schedule set forth in Exhibit C hereto. If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Trust hereby authorizes GFS to conduct a more in-depth search in order to seek to locate the lost shareholder before the shareholder’s assets escheat to the applicable state, to enter into agreements with vendors to conduct such additional searches, and to charge the costs of such additional searches to the account of the lost shareholder. There can be no guarantee that any in-depth search will be successful.

5.Anti-Money Laundering and Red Flag Identity Theft Prevention Programs.

a.The Trust acknowledges that it had an opportunity to review, consider and approve the written procedures provided by GFS describing various processes used by GFS which are designed to promote the detection and reporting of potential money laundering activity and identity theft by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, the Trust has determined that the Procedures, as part of the Trust’s overall anti-money laundering program and identity theft prevention program responsibilities, are reasonably designed to help: (i) prevent the Trust from being used for money laundering or the financing of terrorist activities; (ii) prevent identity theft; and (iii) achieve compliance with the applicable provisions of the Bank Secrecy Act, the USA Patriot Act of 2001, the Fair and Accurate Credit Transactions Act of 2003, and the implementing regulations thereunder (together “AML Rules”).

b.The Trust hereby instructs and directs GFS to implement the Procedures, as applicable, on the Trust’s behalf, as such may be amended from time to time. It is contemplated that these Procedures will be amended from time to time by GFS and any such amended Procedures will be provided to the Trust. Should the Trust desire that GFS perform services not provided for in the Procedures, such additional services and the associated cost must be specifically detailed in writing in the attached fee schedule.

c.The Trust acknowledges and agrees that although it is directing GFS to implement the Procedures on its behalf, GFS is implementing the Procedures as a service provider to the Trust and the Trust is and remains ultimately responsible for complying with all applicable laws, rules, and regulations with respect to anti-money laundering, customer identification, identity theft prevention, economic sanctions, and terrorist financing, whether under the AML Rules, or otherwise, such as, the establishment and adoption by the Trust’s board of Trustees (the

“Board”) of the Trust’s own formal anti-money laundering program and the designation of its own anti-money laundering officer, as applicable.

d.The Trust further acknowledges and agrees that certain portions of the Procedures are applicable to certain products, entities, structures, or geographies and, accordingly, certain portions of the Procedures may not be implemented with respect to the Trust. The Trust has had the opportunity to discuss the Procedures with GFS, and the Trust understands and agrees which portions of the Procedures may not be implemented on behalf of the Trust. Without limitation of the foregoing, GFS shall not be responsible for providing anti-money laundering or customer identification services with respect to certain intermediary or dealer-controlled customer accounts (i.e., level 0 sub-accounts through the Fund/SERV system operated by the National Securities Clearing Corporation) and other fund client relationships where there is a sub-transfer agency or similar arrangement between the Trust and the intermediary.

e.The Trust hereby directs, and GFS acknowledges, that GFS shall (i) permit federal regulators access to such information and records maintained by GFS and relating to GFS’ implementation of the Procedures, on behalf of the Trust, as they may request, and (ii) permit such federal regulators to inspect GFS’ implementation of the Procedures on behalf of the Trust.

6.Pricing of Portfolio Positions.

a.For each valuation date, obtain prices from a pricing source as instructed to GFS by an individual authorized by the applicable Fund or its appointed Valuation Designee and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Fund’s Valuation Designee, or another person authorized by the Fund or the Valuation Designee, will be responsible to supply GFS with valuations. The Fund’s appointed Valuation Designee(s) is (are) responsible for the accuracy of the lists supplied to GFS of pricing sources and the list of individuals authorized to designate pricing sources or valuations on behalf of the Valuation Designee.

b.If one or more of the primary pricing sources for the portfolio positions of the Fund is unavailable when needed, GFS may use an alternative pricing source identified by GFS on a temporary basis. In such event the alternative price is subject to the review and approval of the Trust prior to such use, and the Trust shall promptly notify GFS of any desired changes to such alternative price. GFS shall not have any liability for the use of such alternative price so long as it has met its standard of care under Section 10 with respect to the selection of such alternative pricing source.

c.If the Fund desires to provide a price for a portfolio position that varies from the price provided by the pricing source, the Fund shall promptly notify and supply

GFS with the price of any such security on each valuation date. All pricing changes made by the Fund will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective. In such case GFS shall apply the price provided by the Fund without further investigation or verification.

d.In the event that the Fund at any time receives Data containing price evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply:

i.evaluated securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which method is best. No evaluation method may consistently generate approximations that correspond to actual traded prices of the securities;

ii.methodologies used to provide the pricing portion of certain Data may rely on evaluations; however, the Trust acknowledges that there may be errors or defects in the software, databases, or methodologies generating the evaluations that may cause resultant evaluations to be inappropriate for use in certain applications; and

iii.the Trust assumes all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of using Data containing evaluations, regardless of any efforts made by GFS and its suppliers in this respect.

e.Neither GFS, nor any of its employees, agents or suppliers is acting as the valuation designee within the meaning of Rule 2a-5 under the 1940 Act in respect of any Fund, and GFS shall not have any obligation for making fair value determinations or to investigate or verify the accuracy or appropriateness of any prices, evaluations, market quotations, or other data or pricing related inputs received from the Trust, the Fund, any of their affiliates, or any pricing service approved by the Board, or fair values obtained from the Board or its valuation designee. GFS may perform certain tests on pricing data received each day, on a limited basis, which may include day over day tolerance breaks, NAV impact price analysis, and stale price testing, based on the availability of data from data vendors. However, such tests are limited, are not intended or designed to determine whether any price is fair or appropriate, and do not replace the valuation designee’s responsibility for the appropriateness of prices used in calculating the NAV of each Fund. Valuations received from a pricing source employed by the Trust, a Fund, or a Fund’s investment adviser, or from calculation models that are based on inputs or data delivered to these sources from individuals associated with a Fund or the Fund’s investment adviser, are not subject to these tests and will be utilized as instructed by the valuation designee. The Trust acknowledges that the same or similar positions held by a Fund may be valued differently by other customers of GFS and that GFS is not under any obligation to compare such prices or notify the Trust or the Fund of any such discrepancies. Notwithstanding anything else in this Agreement to the contrary, GFS and its affiliates shall not be responsible or liable for any mistakes, errors, or mispricing, or any losses related thereto, resulting from any inaccurate, inappropriate, or fraudulent prices, evaluations, market quotations, or other data or pricing related inputs received from the Trust, the Fund, any of their affiliates, or any third-party source.

7.Changes in Accounting Procedures.

GFS shall perform its Services in accordance with the accounting practices and procedures of the Trust, provided that any changes to such accounting practices and procedures shall only be effective upon the Services following a resolution passed by the Board and receipt of written notice to and acceptance by GFS, which shall not be unreasonably withheld, and which may not be withheld when such change is required by applicable laws. GFS agrees to implement such changes in a timely fashion.

8.Representations & Warranties.

a.The Trust hereby represents and warrants to GFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

i.It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

ii.This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

iii.It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

iv.A registration statement under the 1940 Act and, if applicable, the Securities Act of 1933, as amended (the “Securities Act”), will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous public offering of its shares; and

v.All records of the Trust provided to GFS by the Trust or by any prior or present service provider of the Trust are accurate and complete and GFS is entitled to rely on all such records in the form provided.

b.GFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

i.It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

ii.This Agreement has been duly authorized, executed and delivered by GFS in accordance with all requisite action and constitutes a valid and legally binding obligation of GFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

iii.It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

iv.It is a registered transfer agent.

9.Notification of Error.

The Trust will notify GFS of any discrepancy between GFS and the Trust, including, but not limited to, failing to account for a security position in the Fund’s portfolio, upon the later to occur of: (i) three (3) business days after receipt of any reports rendered by GFS to the Trust; (ii) three (3) business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three (3) business days after receiving notice from any shareholder regarding any such discrepancy. Notwithstanding any other provision in this Agreement, GFS shall have no liability with respect to any such discrepancy that the Trust does not notify GFS of within such time period.

10.Standard of Care; Indemnification; Limitation of Liability.

a.GFS shall use reasonable efforts and exercise reasonable care in the performance of its duties under this Agreement. Neither GFS nor any of its affiliates or suppliers shall be liable for any error of judgment; mistake of law; fraud or misconduct by the Trust, any Fund, the adviser or any other service provider to the Trust or a Fund, or any employee of the foregoing; or for any loss suffered by the Trust, a Fund, or any third party in connection with GFS’ duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond GFS’ reasonable control, except a loss arising out of or relating to GFS’ material breach of this agreement or from its bad faith, gross negligence, fraud, or willful misconduct in the performance of its duties under this Agreement.

b.Notwithstanding any other provision of this Agreement, if GFS has used reasonable efforts and exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless GFS, its affiliates, and its and their officers, directors, managers, employees, and suppliers (the “GFS Indemnified Parties”) from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) (collectively “Losses”) that any such GFS Indemnified Party may sustain or incur or that may be asserted against a GFS Indemnified Party by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to a GFS Indemnified Party by any duly authorized officer of the Trust or by any other person authorized by the Trust to provide such instruction, except for any and all Losses arising out of or relating to GFS’ material breach of this Agreement or from its bad faith, gross negligence, fraud or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. If requested by a GFS Indemnified Party, the Trust shall advance (within thirty days of such request) any and all costs and expenses of such GFS Indemnified Party incurred in connection with any Losses or investigating or defending any matter to which such GFS Indemnified Party may be entitled to indemnification including, without limitation, attorneys’ and experts’ fees. The GFS Indemnified Party shall, in connection with any such advancement, agree to an undertaking to repay such advancement if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final non-appealable judgement that the GFS Indemnified Party is not entitled to be indemnified by the Trust.

c.GFS shall indemnify and hold the Trust and its trustees, officers, and employees (collectively the “Trust Indemnified Parties”) harmless from and against any and all Losses that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by GFS as a result of GFS’ material breach of this Agreement, or from GFS’ bad faith, gross negligence, fraud or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of GFS, its successors and assigns, notwithstanding the termination of this Agreement.

d.In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefore.

e.In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, GFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. GFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of GFS. GFS agrees that it shall, at all times, have reasonable business continuity and disaster contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect GFS’ premises and operating capabilities at any time during regular business hours of GFS, upon reasonable notice to GFS. Moreover, GFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of GFS relating to the services provided by GFS under this Agreement.

f.Notwithstanding anything herein to the contrary, GFS reserves the right to reprocess and correct non-material administrative errors at its own expense, provided that GFS shall provide advance written notice to the Fund detailing the action it intends to take prior to taking such action. For material administrative errors, GFS reserves the right to reprocess and correct administrative errors at its own expense upon consultation with the Fund and in such manner as agreed to by the Fund.

g.In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. Unless it reserves any rights to deny indemnification, the indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim and shall be totally responsible for any liability of the indemnitee, and the indemnitee shall in such situation incur no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

h.The indemnity and defense provisions set forth in this Section 10 shall indefinitely survive the termination and/or assignment of this Agreement.

i.If GFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve GFS of any of its obligations in such other capacity.

j.In conjunction with the tax services provided to the Fund by GFS hereunder, GFS shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the IRC, or any successor thereof. Any information provided by GFS to a Fund for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in GFS’ administrative capacity. GFS shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the IRC has been satisfied with respect to any income tax item. Each Fund, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by GFS, and any supporting documents thereto, in connection with the tax reporting services provided to each Fund by GFS. GFS shall not be liable for the provision or omission of any tax advice with respect to any information provided by GFS to a Fund. The tax information provided by GFS shall be pertinent to the data and information made available to GFS, and is neither derived from nor construed as tax advice.

11.Proprietary and Confidential Information.

a.GFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where GFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted governmental or regulatory authorities with jurisdiction over the Custodian, provided that GFS shall promptly report such disclosure to the Trust if disclosure is permitted by applicable law, rule or regulation, (iii) to defend a claim brought against GFS arising out of or related to any Services provided hereunder, or (iv) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of GFS or any of its employees, agents or representatives, and information that was already in the possession of GFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

b.GFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders. GFS has implemented and will maintain an effective information security program reasonably designed to protect information relating to the shareholders of the Trust (such information, “Personal Information”), which program includes sufficient administrative, technical and physical safeguards and written policies and procedures reasonably designed to (a) ensure the security and confidentiality of such Personal Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Personal Information, including identity theft; and (c) protect against unauthorized access to or use of such Personal Information that could result in substantial harm or inconvenience to the Fund or any Shareholder (the “Information Security Program”). The Information Security Program complies and shall comply with reasonable information security practices within the industry (including the encryption of data where necessary or appropriate). Upon written request from the Trust, GFS shall provide a written description of its Information Security Program. GFS shall provide related reports and information responding to reasonable due diligence requests regarding its compliance with its Information Security Program and shall notify the Trust, expeditiously and without unreasonable delay, in writing of any breach of security, misuse or misappropriation of, or unauthorized access to, (in each case, whether actual or alleged) any information of a Fund (any or all of the foregoing referred to individually and collectively for purposes of this provision as a “Security Breach”). GFS shall promptly investigate, remedy and bear the cost of the measures (including notification to any affected parties), if any, to address any Security Breach. GFS shall bear the cost of the Security Breach only if GFS is determined to be directly responsible for such Security Breach. In addition to, and without limiting the foregoing, GFS shall promptly cooperate with the Trust or any of its affiliates' regulators at GFS’s expense to prevent, investigate, cease or mitigate any Security Breach, including but not limited to investigating, bringing claims or actions and giving information and testimony. Notwithstanding any other provision in this Agreement, the obligations set forth in this paragraph shall survive termination of this Agreement.

c.The Trust agrees on behalf of itself and its trustees, officers, and employees to treat confidentially and as proprietary information of GFS, all non-public information relative to GFS (including, without limitation, information regarding GFS’ pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services provided under this Agreement, except (i) after prior notification to and approval in writing by GFS, which approval shall not be unreasonably withheld and may not be withheld where the Trust may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the GFS. Information which has become known to the public through no wrongful act of the Trust or any of its employees, agents or representatives, and information that was already in the possession of the Trust prior to receipt thereof from GFS, shall not be subject to this paragraph.

d.The Trust shall not make or change any written representations regarding the services provided by or the responsibilities of GFS or its affiliates under this Agreement, whether in the Trust’s registration statement, offering documents, marketing or promotional materials, policies, or otherwise, that explicitly or implicitly ascribe to GFS or its affiliates any duties or responsibilities under this Agreement that are not specifically stated herein.

e.Notwithstanding anything herein to the contrary, (i) the Trust shall be permitted to disclose the identity of GFS as a service provider, redacted copies of this Agreement, and such other information as may be required in the Trust’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) GFS shall be permitted to include the name of the Trust in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

f.Nothing in this Agreement is intended to limit a party or any other person from affirmatively reporting to, initiating communications directly with, or providing information and documents (with the exception of information or documents that are subject to legal or other applicable privilege) to any governmental entity, regulator, or self-regulatory organization regarding possible violations of law or regulation without prior notice to the disclosing party.

12.Records.

GFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. GFS agrees that records relating to the services to be performed by GFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request, in a format reasonably acceptable to the Trust and at no charge beyond GFS’ reasonable and documented out-of-pocket costs of transmission. For the avoidance of doubt, all data and records generated by GFS in the course of performing services hereunder — including without limitation portfolio holdings, transaction data, NAV calculations, tax lot detail, and data necessary for regulatory filings — constitute records of the Trust for purposes of this Section regardless of the format in which GFS maintains them, and the Trust's right to receive such records shall not be conditioned upon the Trust's purchase of any particular service from GFS, and GFS may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction. Notwithstanding anything in this Agreement to the contrary, the Trust acknowledges and agrees that if the Trust elects to use an FTP or other electronic transmission method to communicate trade instructions to GFS the Trust shall be responsible for maintaining the Trust’s records as they relate to the Trust’s review and approval of individuals authorized to place trading instructions as described in Rule 31a-1(b)(10) promulgated under the 1940 Act.

13.Compliance with Laws.

a.The Trust has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the Securities Act; the Exchange Act; the 1940 Act; the Investment Advisers Act of 1940, as amended; the Internal Revenue Code of 1986, as amended (the “Code”); the Sarbanes-Oxley Act of 2002 (the “SOX Act”); the USA PATRIOT Act of 2001; and the policies and limitations of the Trust relating to its portfolio investments as set forth in its Registration Statement. GFS’ services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board’s oversight responsibility with respect thereto.

b.The Trust shall immediately notify GFS if the investment strategy of any Fund materially changes or deviates from the investment strategy disclosed in the current Prospectus, or if it (or any Fund) becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction that materially impacts the operations of the Trust or any Fund or the services provided under this Agreement.

c.If, and only to the extent that, the General Data Protection Regulation (EU) 2016/679, as amended (“GDPR”) or the Cayman Islands Data Protection Law, 2017, as amended (“DPL”), are applicable to GFS and the Trust the following provisions shall apply:

i.The parties agree GFS is a “Data Processor” under GDPR and DPL, as applicable, in the performance of its services under this the Agreement. Notwithstanding the foregoing, the parties agree GFS is a “Data Controller” under GDPR and DPL, as applicable, solely for the purpose of fulfilling its own pre-contractual AML/KYC new fund client onboarding obligations. In either case, the Trust shall ensure that all necessary and appropriate consents, disclosures and notices, including data subject consents, are in place to enable the processing of “Personal Data” (as defined by GDPR and DPL) by GFS, the transfer of Personal Data to GFS, and the transfer of Personal Data by GFS to third countries or regulatory organizations.

ii.The parties further agree the Trust is a “Data Controller” under GDPR and DPL, as applicable. The Trust, either alone or jointly with others, determines or controls the content, use, purpose and means of processing the Personal Data.

iii.GFS shall process the Personal Data: (i) in accordance with instructions of the Trust pursuant to this Agreement and any authorized persons list executed pursuant thereto, for the purpose of discharging GFS’ obligations under the Agreement; and (ii) when required by law or regulation, or required or requested by any court or regulator (each a “Processing Order”) to which GFS is subject. In the event GFS receives a request to process Personal Data pursuant to any Processing Order, it shall, to the extent legally permissible and reasonably practicable under the circumstances, notify the Trust prior to processing.

iv.The Trust is solely responsible for developing and implementing its internal policies and procedures with respect to GDPR and DPL.

v.GFS shall:

1.ensure that persons handling Personal Data on its behalf are subject to confidentiality obligations similar to those contained in this Agreement;

2.implement appropriate technical and organizational measures to protect Personal Data including against unauthorized or unlawful processing and against accidental loss, damage or destruction;

3.only appoint sub-processors with the prior written consent of the Trust (standing instructions or general written authorization are sufficient), and only if the sub-processors provide sufficient guarantees in writing to GFS that they have implemented appropriate technical and organizational measures in such a manner that processing will comply with GDPR and DPL, as applicable1;

4.beyond the initial appointment, inform the Trust of any intended material changes concerning the addition or replacement of sub-processors, thereby giving the Trust the opportunity to object;

5.taking into account the nature of the processing, reasonably assist the Trust by appropriate technical and organizational measures, insofar as possible, to enable the Trust to comply with its obligation to respond to requests for exercising a data subject’s rights under GDPR or DPL;

6.provide reasonable assistance to the Trust in ensuring their compliance with obligations regarding Personal Data breaches, data protection impact assessments and prior consultation subject to the nature of the processing and the information reasonably available to GFS, and inform the Trust of Personal Data breaches without undue delay;

7.at the written direction of the Trust, delete or return all Personal Data to the Trust after the end of the provision of services under the Agreement relating to processing, and delete existing copies of Personal Data unless applicable law or internal data retention or backup procedures require the storage of such Personal Data; and

8.make available to the Trust all information reasonably necessary to demonstrate compliance with GDPR or DPL, as applicable, and allow for and reasonably cooperate with audits, including
1 For the avoidance of doubt, GFS’ affiliates and third party software providers will be used as sub-processors under this Agreement, and the Trust hereby authorizes such use.

inspections, conducted by the Trust or its auditor; and immediately inform the Trust if, in its opinion, the Trust’s instructions regarding this subsection infringes on GDPR or DPL.

vi.Each party shall comply with any other applicable law or regulation which implements GDPR and DPL in relation to the Personal Data. Nothing in the Agreement shall be construed as preventing either party from taking such other steps as are necessary to comply with GDPR, DPL or any other applicable data protection laws.

14.Term of Agreement; Amendment.

a.This Agreement shall become effective as of the Effective Date and will continue in effect for a period of five (5) years. Following the initial term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least ninety (90) days prior to the end of the then current term that it will not be renewing the Agreement.

b.Subject to Section 15, this Agreement may be terminated by either party (in whole or with respect to one or more Funds) upon giving ninety (90) days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.

c.GFS may terminate this Agreement immediately (in whole or with respect to one or more Funds) if the continued service of such Funds or the Trust would cause GFS or any of its affiliates to be in violation of any applicable law, rule, regulation, or order of any governmental, regulatory or judicial authority of competent jurisdiction, or if the Funds or the Trust (or any affiliate thereof) commits any act, or becomes involved in any situation or occurrence, tending to bring itself into public disrepute, contempt, scandal, or ridicule, or such that the continued association with the Funds or the Trust would reflect unfavorably upon GFS’ reputation, provided that in such event GFS shall, to the extent it is legally permitted and able to do so, provide reasonable assistance to transition such Funds or the Trust to a successor service provider.

d.This Agreement shall automatically terminate with respect to any Funds with respect to which the Trust fails to maintain an effective registration statement under the 1940 Act and, if applicable, the Securities Act, or appropriate state securities law filings as necessary to enable the Trust to make a continuous public offering of its shares with respect to such Fund.

e.This Agreement may be terminated by the non-breaching party upon the breach of the other party of any material term of this Agreement if such breach is not cured within fifteen (15) days of notice of such breach to the breaching party.

f.The Trust may, at any time, immediately terminate this Agreement in the event of the appointment of a conservator or receiver for GFS by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

g.This Agreement may not be amended or modified in any manner except by written agreement executed by GFS and the Trust and authorized or approved by the Trust’s Board.

15.Early Termination.

In the absence of a breach of a material term of this Agreement, should the Trust elect to terminate this Agreement (in whole or with respect to one or more Funds) prior to the end of the then current term, the Trust agrees to pay the following fees with respect to each Fund subject to the termination:

a.an early termination fee equal to six (6) months of the then current monthly base fees attributable to the termination Fund(s);
b.all fees associated with converting services to successor service provider;
c.all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
d.all miscellaneous costs associated with a.-c. above.

16.Duties in the Event of Termination.

In the event that, in connection with termination, a successor to any of GFS’ duties or responsibilities hereunder is designated by the Trust by written notice to GFS, GFS will promptly, upon such termination and at the expense of the Fund, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by GFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which GFS has maintained the same, the Trust shall pay any reasonable and documented out-of-pocket expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from GFS’ personnel in the establishment of books, records, and other data by such successor. The foregoing shall apply with equal force where the Trust designates a successor with respect to one or more individual services while this Agreement remains in effect with respect to other services, and GFS shall cooperate with any such partial transition on the same terms as apply upon full termination. If no such successor is designated, then such books, records and other data shall be returned to the Trust. The Trust shall also pay any fees associated with record retention and/or tax reporting obligations that GFS is obligated under applicable law, regulation, or rule to continue following the termination. GFS is authorized to destroy such books, records, and other data following termination in accordance with its record retention policy and applicable regulatory requirements if the Trust or its designee do not take possession of such records.

17.Assignment.

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of GFS, or by GFS without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board.

18.Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

19.No Agency Relationship.

a.Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

b.The Trust acknowledges that the Board and officers of the Trust are responsible for management of the Trust and Fund and that GFS has no duties or obligations to manage or control the Trust or any Fund. Any duties and obligations of GFS are strictly limited to those set forth herein.

c.The Trust acknowledges and agrees that if any employee of GFS or any of its affiliates serves as a trustee of the trust such person is serving in their own individual capacity at the pleasure of the shareholders of the Trust and not as a representative or under the direction of GFS or any of its affiliates.

d.The Trust acknowledges and agrees that if any employee of GFS or any of its affiliates serves as an officer of the trust, or in any other similar capacity, such person is engaged in such position at the direction of, and subject to the supervision and oversight of, and removal by, the Board of the Trust, and when such person is acting in such capacity they are doing so on behalf of the Trust and not as a representative or under the direction of GFS or any of its affiliates.

20.Services Not Exclusive.

Nothing in this Agreement shall limit or restrict GFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

21.Invalidity.

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

22.Regulatory Services.

Nothing in this Agreement shall be deemed to appoint GFS or any of its officers, directors or employees as the Trust attorneys, form attorney-client relationships or require the provision of legal advice. No work performed by employees of GFS or its affiliates (whether relating to assisting in the preparation or filing of regulatory materials, compliance with applicable laws, rules, or regulations, or otherwise) shall constitute legal advice. The Trust acknowledges that employees of GFS and its affiliates who are attorneys do not represent the Trust and rely on outside counsel retained by the Trust to review all services provided by GFS and to provide independent judgment on the Trust’s behalf. The Trust acknowledges that because no attorney-client relationship exists between the Trust and GFS (or any employee of GFS or its affiliates), any information provided may not be privileged and may be subject to compulsory disclosure.

23.Notices.

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, to the other party’s address set forth below:
    Notice to GFS shall be sent to:
U.S. Bank Global Fund Services
777 E. Wisconsin Ave.
Milwaukee, WI 53202
Attn: GFS Contracts

and notice to the Trust shall be sent to:
EA Series Trust
3803 West Chester Pike, Suite 150

Newtown Square, Pennsylvania 19073
24.No Third-Party Rights.

Nothing expressed or referred to in this Agreement will be construed to give any third party (including, without limitation, shareholders of any Fund) any legal or equitable right, remedy or claim under or with respect to this Agreement, other than the limited third party rights of the Data Providers as expressly set forth herein.

25.Multiple Originals; Electronic Signatures.

a.This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

b.This Agreement may be executed by means of electronic signatures, and a signed copy of this Agreement transmitted by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement for all purposes.

26.Trust Limitations
This Agreement is executed by the Trust with respect to each of the Funds and the obligations hereunder are not binding on any of the trustees, officers or shareholders of the Trust individually but are binding only on the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.

SIGNATURE PAGES FOLLOW

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer effective as of the Effective Date.

•

EA SERIES TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Wesley R. Gray	By:	/s/ Elizabeth Scalf
Name:	Wesley R. Gray	Name:	Elizabeth Scalf
Title:	President	Title:	Senior Vice President
Date:	05/31/2026	Date:	6/1/2026

EXHIBIT A

Funds
Name of Series
Alpha Architect 1-3 Month Box ETF
Alpha Architect 1-3 Year Box ETF
Alpha Architect Aggregate Bond ETF
Alpha Architect Global Factor Equity ETF
Alpha Architect High Inflation and Deflation ETF
Alpha Architect Inflation-Protected Securities ETF
Alpha Architect Intermediate-Term Treasury Bond ETF
Alpha Architect International Equity ETF
Alpha Architect International Quantitative Momentum ETF
Alpha Architect International Quantitative Value ETF
Alpha Architect Long-Term Treasury Bond ETF
Alpha Architect Real Estate ETF
Alpha Architect Tail Risk ETF
Alpha Architect U.S. Quantitative Momentum ETF
Alpha Architect U.S. Quantitative Value ETF
Alpha Architect US Equity ETF
Alpha Architect US Equity 2 ETF
Alpha Architect US Equity 3 ETF
Alpha Architect US Equity 4 ETF
Alpha Architect US Equity 5 ETF
Alpha Architect US Equity 6 ETF
Alpha Architect US Equity Growth ETF
Alpha Blue Capital US Small-Mid Cap Dynamic ETF
Altrius Global Dividend ETF
Amplius Aggressive Asset Allocation ETF
AOT Growth and Innovation ETF
AOT Software Platform ETF
Argent Focused Small Cap ETF
Argent Large Cap ETF
Argent Mid Cap ETF
Arin Tactical Tail Risk ETF
ARS Core Equity Portfolio ETF
ARS Focused Opportunities Strategy ETF
Astoria International Quality Growth Kings ETF
Astoria US Enhanced Core Equity ETF
Astoria US Equal Weight Quality Kings ETF
Astoria US Quality Growth Kings ETF
Astoria US Small Cap Quality Growth Kings ETF
Avory Foundational ETF
Avos Global Equities ETF
Bastion Energy ETF

Bridges Capital Tactical ETF
BufferLABS US Equity Dynamic Buffer ETF
Burney U.S. Equity Select ETF
Burney U.S. Factor Rotation ETF
Bushido Capital US Equity ETF
Bushido Capital US SMID Cap Equity ETF
BWM Quality Growth ETF
Cambria Endowment Style ETF
Cambria Endowment Style 2 ETF
Cambria Global EW ETF
Cambria Global EW 2 ETF
Cambria Global EW 3 ETF
Cambria Global Shareholder Yield ETF
Cambria Tax Aware ETF
Cambria US EW ETF
Cambria US Large Cap Equity ETF
Castellan Targeted Equity ETF
Castellan Targeted Income ETF
City Different Investments Global Equity ETF
City Different Investments SMID Cap Core Equity ETF
Cloverpoint Core Alpha Global ETF
Cloverpoint Core Alpha International ETF
Cloverpoint Core Alpha Power Evolution ETF
Cloverpoint Core Alpha US ETF
Coastal Compass 100 ETF
Concourse Capital Focused Equity ETF
DAC 3D Dividend Growth ETF
Dakota Active Equity ETF
Defined Duration 5 ETF
Defined Duration 10 ETF
Defined Duration 20 ETF
Draco Evolution AI ETF
EA Astoria Dynamic Core US Fixed Income ETF
EA Bridgeway Aggressive Investors ETF
EA Bridgeway Blue Chip ETF
EA Bridgeway Omni Small-Cap Value ETF
EA Bridgeway Select Small-Cap Value ETF
EA Bridgeway Ultra-Small Company Market ETF
Efficient Market Portfolio Long ETF
Efficient Market Portfolio Plus ETF
Euclidean Fundamental Value ETF
Freedom 100 Emerging Markets ETF
Freedom Day Dividend ETF
Gadsden Dynamic Multi-Asset ETF

Goaltender ETF
Guru Favorite Stocks ETF
Honeytree U.S. Equity ETF
Humilis US Dividend Growth Opportunities ETF
Humilis US Focused Opportunities ETF
Humilis US Large Cap Fundamental Value ETF
Humilis US SMID Focused ETF
Intelligent Alpha Atlas ETF
Intelligent Equal Select ETF
Intelligent Omaha ETF
Intelligent Small Cap Select ETF
Intelligent Tech Focus ETF
JLens 500 Jewish Advocacy U.S. ETF
Keating Active ETF
Manzil Russell Halal USA Broad Market ETF
MarketDesk Focused U.S. Dividend ETF
MarketDesk Focused U.S. Momentum ETF
Matrix Advisors Value ETF
MC Trio Equity Buffered ETF
Militia Long/Short Equity ETF
MKAM ETF
Moonvest ETF
Morgan Dempsey Large Cap Value ETF
MRBL Enhanced Equity ETF
Optimal Tax Managed Equity ETF
RACWI US ETF
Rainwater Equity ETF
Relative Sentiment Tactical Allocation ETF
Research Affiliates Deletions ETF
RockCreek Global Equality ETF
Sapient Quality Select ETF
Sarmaya Thematic ETF
Sequoia Global Value ETF
Significance Capital Enhanced Alpha ETF
Sophus Capital Emerging Market ETF
Sophus Capital Emerging Market Small Cap ETF
Sparkline Emerging Markets Intangible Value ETF
Sparkline Intangible Value ETF
Sparkline International Intangible Value ETF
Sparkline US Small Cap Intangible Value ETF
Stance Sustainable Beta ETF
StockSnips AI-Powered Sentiment US All Cap ETF
Strive 1000 Dividend Growth ETF
Strive 1000 Growth ETF

Strive 1000 Value ETF
Strive 500 ETF
Strive Emerging Markets Ex-China ETF
Strive Enhanced Income Short Maturity ETF
Strive Natural Resources and Security ETF
Strive Small-Cap ETF
Strive Total Return Bond ETF
Strive U.S. Energy ETF
Strive U.S. Semiconductor ETF
Suncoast Select Growth ETF
TBG Dividend Focus ETF
Towle Value ETF
Variant Perception Cycle Aware US Equity ETF
Warren Street Global Bond ETF
Warren Street Global Equity ETF
WHITEWOLF Commercial Real Estate Finance Income ETF
WHITEWOLF Publicly Listed Private Equity ETF
Yoke Core ETF

EXHIBIT B

Services

CORE SERVICES

I.Fund Administration & Portfolio Compliance Services

A.General Fund Administration

1.Act as a liaison among Fund Service providers.

2.Supply non-investment-related statistical and research data as requested

3.Digital Board Services as described in Exhibit E

4.Coordinate the Trust’s Board communications, such as:

a.Prepare meeting agendas and resolutions, with the assistance of Fund counsel.

b.Prepare reports for the Board based on financial, tax and administrative data.

c.Assist with the information provision to the Funds’ independent registered public accounting firm (“IRPAF”).

d.Monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.

e.Prepare minutes of meetings of the Board, audit committee, and Fund shareholders subject to the review and approval of the Board and legal counsel for the Funds.

f.Calculate dividends for review, approval, and ratification by the Board and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.

g.Attend Board meetings (including audit committee meetings) and present materials for the Board’s review at such meetings.

h.If and for so long as the Trust has elected to use the Comprehensive Digital Services as described in Exhibit E, post materials to the Board’s web portal (Diligent).
5.Audits/Examinations:

a.For the annual Fund audit, prepare appropriate schedules and materials. Provide requested information to the IRPAF and facilitate the audit process.

b.For SEC or other regulatory examinations, provide requested information to the Trust to assist the examination process.

6.Pay Fund expenses upon written authorization from the Trust.

7.Keep the Trust’s governing documents, including its charter, bylaws and minutes, but only to the extent such documents are provided to GFS by the Trust or its representatives for safe keeping.

B.Compliance Support:

1.Regulatory Compliance Support

a.Test compliance with portfolio holdings limitation under applicable 1940 Act requirements on a quarterly basis.
b.Test on a quarterly basis each Fund’s compliance, on a post-trade basis, with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”) included in its registration statement on Form N-1A (or similar documents) filed with the SEC (“Registration Statement”). Provide the results of such testing to the Trust.

c.Provide any sub-certifications reasonably requested by the Trust in connection with (i) any certification required of the Trust pursuant to the SOX Act or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of GFS’ compliance program as it relates to the Trust, provided the same shall not be deemed to change GFS’ standard of care as set forth herein or to broaden any duties or obligations of GFS set forth here.

d.In order to assist the Trust in satisfying the requirements of Rule 38a-1 under the 1940 Act, GFS will provide the Trust’s Chief Compliance Officer with reasonable access to GFS’ fund records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in Rule 38a-1) involving GFS that affect or could affect the Trust or any Fund.

2.SEC Registration and Reporting Support:

a.Assist Fund counsel with respect to filings of the Registration Statement.

b.Assist Fund counsel with application for exemptive relief, when applicable

c.Assist Fund counsel in the preparation and filing of the annual and semiannual shareholder reports and other filings (e.g., Form N-CEN, Form N-CSR, Form N-PORT, and Rule 24f-2 notices). As requested by the Trust or any Fund, prepare and file Form N-PX and Form N-RN.

d.Coordinate the printing, filing and mailing (including delivery to intermediaries who print and mail to their own clients) of Prospectuses and shareholder reports, and amendments and supplements thereto.

e.File the fidelity bond under Rule 17g-1 of the 1940 Act.

f.Assist Fund counsel in preparation of proxy statements, repurchase offers, tender offers and information statements, as requested by the Funds.

g.Prepare the tailored shareholder reports.

h.While GFS shall assist in the preparation and filing of the materials noted above, the Trust acknowledges and agrees that GFS is not ultimately responsible for the content of such materials and shall not be held to be the maker of statements or opinions in any such materials unless GFS expressly agrees in a writing to be filed with such materials.

3.IRS Compliance Support:

a.Test on a quarterly basis the Fund’s status as a regulated investment company under Subchapter M of the Code, including review of the following:

i.Diversification requirements.

ii.Qualifying income requirements.

iii.Distribution requirements.

b.Calculate required annual excise distribution amounts for the review and approval of Fund management and/or its IRPAF.

C.Financial Reporting

1.Provide financial data required by the Registration Statement.

2.Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board, the SEC, and the IRPAF.

3.Assist the Trust’s custodian and fund accountants in the maintenance of the Funds’ general ledger and in the preparation of the Funds’ financial statements.

4.Compute the yield, total return, expense ratio and portfolio turnover rate of the Funds.

5.Monitor expense accruals and make adjustments as necessary; notify the Fund’s management of adjustments expected to materially affect the Fund’s expense ratio.

6.Prepare financial statements subject to review and approval from the Fund and the Fund’s auditors, which include the following items:

a.Schedule of Investments

b.Statement of Assets and Liabilities

c.Statement of Operations

d.Statement of Changes in Net Assets

e.Statement of Cash Flows (if applicable)

f.Financial Highlights

g.Financial data for inclusion in Notes to Financial Statements

7.Prepare broker security transaction summaries in accordance with Rule 31a-1(b)(9).

D.Tax Reporting

1.Prepare for the review of the IRPAF and/or Fund management the federal and state tax returns including Form 1120 RIC and applicable state returns including any necessary schedules. GFS will prepare annual Fund federal and state income tax return filings as authorized by and based on the instructions received by Fund management and/or its IRPAF. File on a timely basis appropriate federal and state tax returns including Forms 1120/8613, with any necessary schedules.

2.Provide the Fund’s management and IRPAF with tax reporting information pertaining to the Funds, as available to GFS.

3.Prepare Fund financial statement tax disclosures for the review and approval of Fund management and/or the Funds’ IRPAF.

4.Prepare and file on behalf of Fund management Form 1099 NEC for payments to disinterested trustees and other qualifying service providers.

5.Monitor wash sale losses for each Fund in accordance with the wash sale recognition methodology designated by such Fund in writing by an authorized officer of the Trust.

6.Calculate Qualified Dividend Income (“QDI”) for qualifying Fund shareholders.

7.Assist in the determination of the taxable/non-taxable nature of corporate actions.

8.Provide reports to assist the Fund with tax loss harvesting.

9.Assist with the determination of whether portfolio holdings will yield bad income.

10.Provide FATCA/FBAR reporting.

11.Respond to IRS and other tax regulatory agency notices.

12.Assist with Passive Foreign Investment Company (PFIC) monitoring.

E.If the Trust so elects, GFS shall provide additional services that are further described in the fee schedule on Exhibit C.

II.Fund Accounting Services

A.Portfolio Accounting Services:

1.Maintain the security master file for each Fund.

2.Maintain portfolio records on a trade date+1 basis using security trade information communicated from the Funds’ investment adviser.

3.Track and properly reflect corporate actions (e.g., stock splits, dividends, mergers, rights issuances, spin-offs, etc.) impacting the securities positions held by the Funds.

4.As of the close of business on each day the Funds value their portfolio positions (each, a “Valuation Date”), obtain prices from a pricing source approved by the Board or its valuation designee and apply those prices to the Funds’ portfolio positions (also hereinafter referred to as “securities”). For those securities where market quotations are not readily available, the Board or its valuation designee shall determine fair value. GFS shall be entitled to rely on such prices and/or fair valuations without investigation or verification.

5.Identify interest and dividend accrual balances as of each Valuation Date and calculate gross earnings on investments for each accounting period.

6.Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each Valuation Date.

7.On a daily basis, reconcile cash of the Funds with the Funds’ custodian and/or prime brokerage account(s).

8.Transmit a copy of the Funds’ portfolio valuations to the Funds’ investment adviser(s) daily.

9.Review the impact of current day’s activity on a per share basis, and review changes in market value.

B.Expense Accrual and Payment Services

1.For each Valuation Date, monitor the expense accrual amounts as directed by the Funds as to methodology, rate or dollar amount.

2.Process and record payments for Fund expenses.

3.Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by GFS and the Trust.

4.Provide expense accrual and payment reporting.

C.NAV Calculation and Financial Reporting Services

1.Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Funds’ transfer agent on a timely basis.

2.Apply equalization accounting as directed by the Funds.

3.Determine net investment income (earnings) for the Funds as of each Valuation Date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each Valuation Date.

4.Determine the net asset value of the Funds according to the accounting policies and procedures set forth in each Fund's current Prospectus.

5.Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Funds.

6.Communicate to the Funds, at an agreed upon time, the per share net asset value for each Valuation Date.

7.Disseminate each Fund’s per share net asset value for each Valuation Date to such pricing services, market data vendors, securities exchanges, and other recipients as the Trust may designate in writing from time to time, by such time and through such transmission method as the parties may agree upon in writing.

8.Prepare monthly reconciliations of sub-ledger reports to month-end ledger balances.

9.Prepare monthly security transactions listings for each Fund.

D.Tax Accounting Services

1.Maintain accounting records for the investment portfolio of the Funds.

2.Maintain tax lot detail for each Fund’s investment portfolio.

3.Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Funds.

4.Provide the necessary financial information to calculate the taxable components of income and capital gains distributions to support tax reporting to the shareholders.

E.Audit Support Services

1.Support reporting to regulatory bodies and financial statement preparation by making the Funds’ accounting records available to the Funds, the SEC, and the Funds’ IRPAF, in each case as requested by a Fund.

2.Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Funds in connection with any certification required of a Fund pursuant to the SOX Act or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change GFS’ standard of care as set forth herein.

3.Cooperate with the Funds’ IRPAF and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such IRPAF for the expression of their opinion on the Funds’ financial statements, without any qualification as to the scope of their examination.

F.If the Trust so elects, GFS shall provide the Rule 2a-5 supplemental services described on, and subject to the terms and conditions of, Exhibit F.

G.If the Trust so elects, GFS shall provide the Rule 18f-4 supplemental services described on, and subject to the terms and conditions of, Exhibit G.

III.Transfer Agent, Shareholder & Account Services

A.Record the issuance of shares of the Trust and maintain a record of the total number of shares of the Trust which are outstanding, and, based upon data provided to it by the Trust, the total number of authorized shares. GFS shall have no obligation, when recording the issuance of Shares, to monitor the number of issued shares relative to the number of authorized shares.

B.Prepare ad-hoc reports as necessary.

C.GFS shall provide the following transfer agent and dividend disbursing agent services to the Trust with respect to each Fund.

1.Facilitate purchases and redemption of Creation Units;

2.Prepare and transmit by means of DTC’s book-entry system payments for dividends and distributions on or with respect to the Shares declared by the Trust on behalf of the applicable Fund;

3.Maintain the record of the name and address of the Shareholder and the number of Shares issued by the Trust and held by the Shareholder;

4.Prepare and transmit to the Trust and to any applicable securities exchange (as specified to GFS by the Trust) information with respect to purchases and redemptions of Shares;

5.On days that the Trust may accept orders for purchases or redemptions, calculate and transmit to GFS and the Trust the number of outstanding Shares;

6.On days that the Trust may accept orders for purchases or redemptions (pursuant to the Authorized Participant Agreement), transmit to the Trust and DTC the amount of Shares purchased on such day;

7.Confirm to DTC the number of Shares issued to the Shareholder, as DTC may reasonably request;

8.Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request;

9.Extend the voting rights to the Shareholder for extension by DTC to DTC participants and the beneficial owners of Shares in accordance with policies and procedures of DTC for book-entry only securities;

10.Maintain those books and records of the Trust specified by the Trust and agreed upon by GFS;

11.Prepare a monthly report of all purchases and redemptions of Shares during such month on a gross transaction basis, and identify on a daily basis the net number of Shares either redeemed or purchased on such business day and with respect to each Authorized Participant purchasing or redeeming Shares, the amount of Shares purchased or redeemed;

12.Receive from the Distributor or from its agent purchase orders from Authorized Participants (as defined in the Authorized Participant Agreement) for Creation Unit Aggregations of Shares received in good form and accepted by or on behalf of the Trust by the Distributor, transmit appropriate trade instructions to the NSCC, if applicable, and pursuant to such orders issue the appropriate number of Shares of the Trust and hold such Shares in the account of the Shareholder for each of the respective Funds;

13.Receive from the Authorized Participants redemption requests, deliver the appropriate documentation thereof to the Trust’s custodian, generate and transmit or cause to be generated and transmitted confirmation of receipt of such redemption requests to the Authorized Participants submitting the same; transmit appropriate trade instructions to the NSCC, if applicable, and redeem the appropriate number of Creation Unit Aggregations of Shares held in the account of the Shareholder for each of the respective Funds; and

14.Confirm the name, U.S. taxpayer identification number and principal place of business of each Authorized Participant.

15.Prepare and distribute the daily Portfolio Composition File (or “ Baskets”) for each ETF Series, specifying the Deposit Securities and/or cash component required for Creation Unit transactions on each business day, and deliver such file to the NSCC by the time required under applicable NSCC rules and exchange listing standards. GFS shall notify the Trust promptly of any delay in or failure to timely distribute the Portfolio Composition File.

ADDITIONAL AND SUPPLEMENTAL SERVICES

Any additional or supplemental services not listed above may be provided from time to time upon mutual agreement of the parties, subject in all cases to the terms and conditions of this Agreement. Any such additional or supplemental services shall be provided at the fees specified on Exhibit C or at GFS’ then current standard rates for such services if not specified.

GFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE ACCURACY OF FUND DATA RECEIVED, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATIONS OR WARRANTIES AS TO THE ACCURACY OF SUCH INFORMATION OR ITS FITNESS FOR A PARTICULAR PURPOSE.

EXHIBIT C
Fees
Annual Base Fees
Based upon the Average Net Assets per Fund applied at complex level

	Complex Assets	•Minimum Fee per Fund applied at complex level
Fund Administration, Fund Accounting, Transfer Agent	First $[ ] Billion – [ ] bps Next $[ ] Billion – [ ]bps Balance – [ ] bps	$[ ]

ETF Services	•Basket Servicing – $[ ] per fund (waived*) •Transfer Agency – $[ ] per order (create or redeem) (waived*)

Chief Compliance Officer Support Fee****	$[ ] per year per fund complex for each U.S. Bank service selected

•Note: Additional fee of $[ ] for each additional blocker, Controlled Foreign Corporation (CFC), and/or sub-advisor; Additional fee of $[ ] for each intraday NAV calculation in excess of one strike per day. All schedules subject to change depending upon the use of unique security types requiring special pricing or accounting arrangements.
•*ETF Services fees are waived if complex assets exceed $[ ] billion as of 12/31 each calendar year. ETF Basket Servicing fee of $[ ] per fund is reduced to $[ ] per fund if complex assets are below $[ ] billion as of 12/31 each calendar year.
•****Global Fund Services does not serve as the fund’s Chief Compliance Officer
Annual Base Fees include the following services:
•Fund Administration: Adviser Information Source (On-line access to portfolio management and compliance information); Daily Performance Reporting (pre and post-tax fund and/or sub-advisor performance reporting.); Income Distribution Calculations and Payments (Limited to twelve per Fund per year), additional estimates to be negotiated ad-hoc; Core Tax Services (M-1 book-to-tax adjustments at fiscal and excise year-end, prepare tax footnotes for fiscal year-end audit, Prepare Form 1120-RIC federal income tax return and relevant schedules, Prepare Form 8613 and relevant schedules, Prepare Form 1099-NEC, Prepare Annual TDF FBAR filing, Prepare state returns (Limited to two per Fund per year) and Capital Gain Dividend Estimates (Limited to two per Fund per year).
•Fund Accounting: Maintain security master file and portfolio records; NAV calculation; reconciliation services; expense processing and reporting; maintain tax lot detail; cooperation with fund auditors.
•ETF Services: Basket calculation and dissemination, 6c-11 support reporting, ETF transfer agent services including order management and processing, communication with authorized participants, creation/redemption of ETF shares, ETF unit reconciliation with DTCC

•Chief Compliance Officer Support Fee: Access to the CCO Portal including business line Critical Procedures, Compliance Controls, Reporting on Testing of Compliance Controls, Annual U.S. Bank Global Fund Services CCO Review, SOC1 audits of business lines; Quarterly 38a-1 certifications to the CCO; CCO events, including quarterly business update calls and periodic webinars and CCO forums.

Fund Administration and Fund Accounting Services
Data Services
Pricing and Security Setup Services
For daily pricing, setup, and maintenance of each security (estimated [ ] pricing days annually)
•$[ ] – Listed Equity Instruments and rates including but not limited to: Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Total Return Swaps
•$[ ] – Lower Tier Cost Fixed Income Instruments including but not limited to: Domestic Corporate and Governments Agency Bonds, Mortgage Backed Securities, and Municipal Bonds
•$[ ] – Higher Tier Cost Fixed Income Instruments including but not limited to: CMO and Asset Backed Securities; Money Market Instruments; Foreign Bonds; and High Yield Bonds
•$[ ] Bank Loans
•Derivative Instruments are generally charged at the following rates:
–$[ ] – Interest Rate Swaps, Foreign Currency Swaps
–$[ ] – Swaptions
–$[ ] – Credit Default Swaps
•$[ ] Intraday money market funds pricing, up to [ ] times per day
•$[ ] per Month Manual Security Pricing (>[ ] per day)

Note: Prices are based on using GFS’ primary service provider which may vary by security type and are subject to change. Prices do not include set-up fees which may be charged on certain derivative instruments such as swaps. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security types, such as CLOs, CDOs and complex derivative instruments, which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action, Factor (security paydown & prepayment time series), and ETF Income Projection Services
•$[ ] per Foreign Equity Security per Month for Corporate Action Services
•$[ ] per Domestic Equity Security per Month for Corporate Action Services
•$[ ] per CMO and Asset Backed Security per Month for Factor Services
•$[ ] per Fixed Income Security per Month for ETF income projections

Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)
•$[ ] per security per month for fund administrative data (based upon U.S. Bancorp standard data services and are subject to change)

Index Service Fees
•$[ ] per month per fund: Tier 0 for maintenance of data for performance calculations where the client is supplying the Index data (waived)

•$[ ] per month per fund: Tier 1 including but not limited to: ICE Indexes, Morningstar, Bloomberg, S&P, Dow Jones, CBOE, and HFR Indexes
•$[ ] per month per fund: Tier 2 including but not limited to: MSCI Indexes, FTSE Russell
•$[ ] per month per fund: Tier 3 including but not limited to: Wilshire Indexes, Lipper JPM
•$[ ] per month per fund additional fee for creation of a blended index, in addition to Tier index fees.

Note: Rates are tiered based upon rates charged by the index provider and are subject to change. S&P Global and Dow Jones are their standard packages only, specialized packages from all index providers will result in a higher fee. Use of other, custom, and blended indexes may result in additional fee. Index providers may require a direct contract in addition to the above service contract, which may result in additional fees payable to the index provider.
All Data Service charges are subject to change based on cost increases from underlying data providers.
Regulatory Filing Requirements
•Form N-PORT – $[ ] per year, per Fund
•Form N-CEN – $[ ] per year, per Fund
•Tailored Shareholder Reporting - $[ ] per year, per fund (first class), $[ ] per year for each additional class

Optional Daily Post-Trade Compliance Reporting Services
•$[ ] for the first fund per fund complex
•$[ ] for each additional fund

SEC Derivatives Rule 18f-4 Confluence Technologies Offering

Offering	Price per Fund per Month*
Limited Derivatives User	$[ ]
Full Derivatives User (no OTC derivatives)	$[ ]
Full Derivative User (with 1-5 OTC derivatives)	$[ ]
Full Derivative User (with 5 or more OTC derivatives)	$[ ]
Closed Fund Data Maintenance Fee	$[ ]
*Additional fees may apply from index providers

Section 15(c) Reporting
•$[ ] per fund per standard reporting package for annual 15(c) meeting
•Expense reporting package: [ ] peer comparison reports (adviser fee) and (net expense ratio with classes on one report) OR Full 15(c) report
•Performance reporting package: Peer Comparison Report
•Additional 15(c) reporting is subject to additional charges

•Data source – Morningstar; other data sources may incur additional charges by a third-party source. The creation of the reporting package involving other data sources is to be created by the third-party source and client.

Rule 2a-5 Supplemental Services:

Percentage of individual Level 2 instruments held by a Fund	Monthly Fee for Such Fund
5% or less	$[ ]
More than 5% but less than 25%	$[ ]
25% or more	$[ ]

Note: The availability of the Rule 2a-5 Supplemental Services and the associated fees are subject to GFS’ ability to obtain comparison prices from its chosen comparison third-party pricing sources at reasonable cost. The reports provided as part of the Rule 2a-5 Supplemental Services may, in GFS’ sole discretion, exclude information for instruments for which an alternative comparison price is unavailable or difficult or costly to obtain. In addition, the reports provided may cease to include instruments that were previously included if alternative prices are no longer available from third-party sources or if the fees for such alternative prices rise.

Digital Board Material Services:
Comprehensive Digital Services

Description	Annual Price (USD)
Base Fee	$[ ]
Per User Fee[1]	$[ ]
Per Separate Committee[2] Fee	$[ ]
1 Per user fee applies to all users.

2 A committee consists of a separate space on Diligent’s board portal that can be used to host and organize materials outside of the main board meeting, such as audit committees, governance committees, and executive committees.

Light Digital Offering

Description	Annual Price (USD)
Base Fee	$[ ]

Administrative Services – C-Corporations
●1940 Act C-Corp – U.S. Bank Fee Schedule plus $[ ]
●1933 Act C-Corp – U.S. Bank Fee Schedule plus $[ ]

Tax Reporting – C-Corporations
Federal Tax Returns
●Prepare corporate Book to tax calculation, average cost analysis and cost basis role forwards, and federal income tax returns for investment fund (Federal returns & 1099 Breakout Analysis) – $[ ]
●Prepare Federal and State extensions (If Applicable) – Included in the return fees
●Prepare provision estimates – $[ ] Per estimate

State Tax Returns
●Prepare state income tax returns for funds and blocker entities – $[ ] per state return
●Sign state income tax returns – $[ ] per state return
●Assist in filing state income tax returns – Included with preparation of returns
●State tax notice consultative support and resolution – $[ ] per fund

Tax Reporting – Controlled Foreign Corporations (CFCs)
Prepare book-to-tax adjustments & Form 5471– $[ ] per year
Optional Tax Services
●Additional Capital Gain Dividend Estimates – (First two per fund included in core services) – $[ ] per additional estimate
●State tax returns - (First two per fund included in core services) – $[ ] per additional return

Wash Sales Reporting

Transactions*	Annual Price (USD)
1-500	$[ ]
501-15,000	$[ ]
15,001-30,000	$[ ]
30,001-75,000	$[ ]
75,001-150,000	$[ ]
150,001-250,000	$[ ]
250,001+	$[ ]
*Includes all buys and sells of wash sale eligible securities
ETF Services
Basket Creation Services
Based upon the Average Net Assets per Fund

Asset Class	Basis Points
Equities/Cash	[ ] bps (waived)
International Securities/Derivatives	[ ] bps (waived)

Fixed AP Fee
TBD per fund

Expense Processing and Budgeting Services – Non-Unitary Fee ETFs:
Fund administration facilitation of payment of fund expenses and quarterly budgeting on behalf of ETFs not utilizing a unitary fee structure:
•$[ ] per year, per Fund

Optional Services

Description	Activity Charges
ETF Stock Splits/Mergers/Liquidations	$[ ] per event
ETF Slippage Calculations	$[ ] per fund (waived)

Transfer Agency – Direct ETF Management Company
U.S. Bank Fee Schedule plus $[ ] per year per management company

Additional Fees and Expenses
Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

EXECUTION VERSION
•Mailing, sorting and postage
•Stationary
•Specialized programming
•Special/customized reports
•Third-party data provider costs
•Wash sales reporting
•Tax e-filing charges
•PFIC monitoring
•Conversion expenses (if necessary)
•Federal and state regulatory filing fees
•Travel expenses
•Third party auditing and legal expenses
•EDGAR/iXBRL filing (may be charged by third-party or U.S Bank)
•Fair value services
•Liquidity classification reporting
•SWIFT processing
•Manually processed trade files
•Telephone toll-free lines
•Service/data conversion, based on services performed
•AML verification services
•Record retention
•Lost shareholder search
•Unclaimed property reporting (data analysis, due diligence mailings and filings)
•Disaster recovery charges
•ACH fee Fed wire charges
•NSCC activity charges
•DST charges
•Shareholder/dealer print out (daily confirms, investor statements, tax, check printing and writing and commissions)
•Voice response (VRU) maintenance and development
•Data communication and implementation charges
•Omnibus conversions
•FATCA and other compliance mailings
•Electronic document archiving
•Expenses incurred in the safekeeping, delivery and receipt of securities
•Shipping
•Transfer fees
•Deposit withdrawals at custodian (DWAC) fees
•SWIFT charges
•Negative interest charges
•Extraordinary expenses based upon complexity

Additional Services
Additional services not listed above shall be provided if and when mutually agreed upon for the fees mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided.

EXHIBIT D
Required Provisions of Data Service Providers

•The Trust shall use the Data solely for internal purposes and will not redistribute the Data in any form or manner to any third party, except as may otherwise be expressly agreed to by the Data Provider.
•The Trust will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).
•The Trust agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the Data, (b) not use the Data for any purpose independent of those for which it is provided by the Data Provider, and (c) exculpate the Data Provider, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Trust’s receipt or use of the Data (including expressly disclaiming all warranties).
•The Trust will treat the Data as proprietary to the Data Provider. Further, the Trust shall acknowledge that the Data Provider is the sole and exclusive owner of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.
•The Trust will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, the Trust’s present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.
•The Trust shall reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.
•The Trust shall assume the entire risk of using the Data and shall agree to hold the Data Providers harmless from any claims that may arise in connection with any use of the Data by the Trust.
•The Trust acknowledges that the Data Providers may, in their sole and absolute discretion and at any time, terminate GFS’ right to receive and/or use the Data.
•The Trust acknowledges and agrees that the Data Providers are third party beneficiaries of the agreements between the Trust and GFS with respect to the provision of the Data, entitled to enforce all provisions of such agreements relating to the Data.
•THE DATA IS PROVIDED TO THE TRUST ON AN "AS IS" BASIS. GFS, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN

OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF). GFS, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
THE TRUST ASSUMES THE ENTIRE RISK OF ANY USE THE TRUST MAY MAKE OF THE DATA. IN NO EVENT SHALL GFS, ITS INFORMATION PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO THE TRUST, OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF THE TRUST TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF GFS, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.

EXHIBIT E

Digital Board Materials

1.Services. GFS shall provide one of the following supplemental digital board services to the Trust (the “Digital Board Services”) as the Fund may elect as described below:

a.Comprehensive Digital Services

i.Full access to the premium version of Diligent’s board portal, including compilation and distribution of all board materials by GFS.

b. Light Digital Offering

i.Compilation of all board materials by GFS into a PDF stored on a OneDrive site to be accessed by the Trust’s Board participants.

2.Compensation. The Trust shall pay to GFS fees for the Board Services selected in accordance with the fee schedules as follows:

a.Comprehensive Digital Services

Comprehensive Digital Services
Description	Annual Price[1] (USD)
Base Fee	$[ ]
Per User Fee[2]	$[ ]
Per Separate Committee[3] Fee	$[ ]

b.Light Digital Offering

Light Digital Offering
Description	Annual Price[1] (USD)
Base Fee	$[ ]

1 Subject to annual “CPI increase – All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

2 Per user fee applies to all users excluding any GFS employee who is not an officer of the Trust

3 A committee consists of a separate space on Diligent’s board portal that can be used to host and organize materials outside of the main board meeting, such as audit committees, governance committees, and executive committees.

3.Selection of Services.

a.Comprehensive Digital Services. The selection of Comprehensive Digital Services shall be binding on the Trust for one year. Following any one year period of Comprehensive Digital Services the Trust may select (i) Comprehensive Digital Services for an additional one year period, (ii) the Light Digital Offering, or (iii) only the basic board services provided under the Agreement.

b.Light Digital Offering. The selection of the Light Digital Offering shall be binding on the Trust for one quarter. Following any quarter for which the Trust has selected the Light Digital Offering the Trust may select (i) Comprehensive Digital Services, (ii) the Light Digital Offering for an additional quarter, or (iii) only the basic board services provided under the Agreement.

4.Third-Party Vendors.

a.The Comprehensive Digital Services are reliant upon services provided by Diligent as a third-party vendor to GFS, and if GFS shall cease to have access to the Diligent services for any reason the obligations of the parties hereto with respect to the Comprehensive Digital Services shall immediately terminate further liability.

b.The Trust agrees that it shall, and it shall cause its Board participants and other users to, comply with any terms of use established by Diligent, applicable to the use of the services and the access to any Diligent portals or electronic sites.

c.The Trust agrees that GFS shall not be responsible or liable for any actions or inactions of Diligent or any other third-party vendor, for any lack of access to any Diligent portal or other electronic site, or for any errors, data loss, or other cyber-security event by Diligent, at or through a Diligent maintained electronic site, or at any other third-party vendor. The Trust acknowledges that Diligent is not responsible for maintaining records of the Trust.

d.GFS MAKES NO WARRANTY OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE ACCURACY, COMPLETENESS, OR SUFFICIENCY OF ANY DATA OR OTHER INFORMATION PROVIDED THROUGH THE DILIGENT PORTALS, ANY DILIGENT ELECTRONIC SITE, OR OTHERWISE THROUGH THE COMPREHENSIVE DIGITAL SERVICES OR THE LIGHT DIGITAL OFFERING.

EXHIBIT F

Rule 2a-5 Supplemental Services

1.If the Trust elects to receive the Rule 2a-5 Supplemental Services, GFS shall provide the following services to the Funds (the “Rule 2a-5 Supplemental Services”):

A.Price Comparison Report

i.The Price Comparison Report is a monthly report showing prices from an alternative source chosen by GFS for certain instruments held by a Fund.

B.Back-testing and Calibration Report

i.The Back-testing and Calibration Report shows (a) the actual buy price for certain instruments held by a Fund compared to the next price used for such instrument in the Fund’s NAV and (b) the actual sale price of certain instruments held by a Fund compared to the prior price used for such instrument in the Fund’s NAV.

C.Adviser Valuation Oversight Report

i.The Adviser Valuation Oversight Report is graphic overview of the Fund’s assets, the pricing sources used by the Fund, the types of prices used, and the preliminary fair value leveling utilized for Form NPORT.

2.The Trust shall pay GFS fees for the Rule 2a-5 Supplemental Services for each Fund receiving such services based upon the number of level 2 instruments (as defined by the Fund’s Topic 820 Report) held by each such Fund as a percentage of that Fund’s total positions in accordance with the following table:

Percentage of individual level 2 instruments held by a Fund	Monthly Fee for Such Fund[2]
5% or less	$[ ]
2 NOTE: The Rule 2a-5 Supplemental Services and the associated fees are dependent on comparison prices from GFS’ chosen comparison third-party pricing source. The Fund may choose to perform comparison pricing with a different comparison pricing vendor under an alternative service with different associated costs.

More than 5% but less than 25%	$[ ]
25% or more	$[ ]

3.The availability of the Rule 2a-5 Supplemental Services and the associated fees are subject to GFS’ ability to obtain comparison prices from its chosen comparison third-party pricing sources at reasonable cost. The reports provided as part of the Rule 2a-5 Supplemental Services may, in GFS’ sole discretion, exclude information for instruments for which an alternative comparison price is unavailable or difficult or costly to obtain. In addition, the reports provided may cease to include instruments that were previously included if alternative prices are no longer available from third-party sources or if the fees for such alternative prices rise.

4.The alternative pricing information provided in the Rule 2a-5 Supplemental Services is intended for comparison purposes only. THE TRUST IS RESPONSIBLE FOR SELECTING THE PRICING SOURCES USED FOR EACH INSTRUMENT HELD BY EACH FUND FOR CALCULATING THE FUND’S NET ASSET VALUE, FOR DETERMINING THE APPROPRIATE PRICING METHODOLOGIES USED BY EACH FUND, AND FOR DETERMINING THAT THE PRICES USED FOR EACH INSTRUMENT ARE APPROPRIATE. GFS shall not have any obligation to verify the accuracy or appropriateness of any prices, evaluations, market quotations, or other data or pricing related inputs received from the Trust, the Fund, any of their affiliates, or any third-party source. Notwithstanding anything else in this Addendum or the Agreement to the contrary, GFS and its affiliates shall not be responsible or liable for any mistakes, errors, or mispricing, or any losses related thereto, resulting from any inaccurate, inappropriate, or fraudulent prices, evaluations, market quotations, or other data or pricing related inputs received from the Trust, the Fund, any of their affiliates, or any third-party source.

5.GFS shall only include pricing comparison information in the Rule 2a-5 Supplemental Services from third-party sources. GFS shall not be responsible for (i) providing any discretionary or subjective valuation of any instrument, (ii) providing any pricing information not available from a third-party source, (iii) providing any recommendation or opinion on whether a primary price or a comparison price is appropriate, or (iv) determining the appropriate pricing source for any instrument.

6.The Trust acknowledges that it is responsible for determining the suitability and applicability of the information obtained through the Rule 2a-5 Supplemental Services. GFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUITABILITY AND ACCURACY OF INFORMATION PROVIDED IN THE RULE 2a-5 SUPPLEMENTAL SERVICES.

EXHIBIT G

SEC Derivatives Rule 18f-4 Supplemental Services

1.GFS has entered into agreements with Confluence Technologies (“Confluence”) to provide data (the “Confluence Data”) and access for the Trust to Confluence’s web platform (“Platform”) for use in or in connection with the compliance and reporting requirements under the Rule (the “Rule 18f-4 Supplemental Services”).

2.If the Trust elects to receive the Rule 18f-4 Supplemental Services, the Trust shall pay the following additional fees associated with complying with the requirements of the Rule, including the access to the third-party web platform, commencing on the date the Trust begins accessing the third-party web platform:

Offering	Price per Fund per Month*
Limited Derivatives User	$[ ]
Full Derivatives User (no OTC derivatives)	$[ ]
Full Derivative User (with 1-5 OTC derivatives)	$[ ]
Full Derivative User (with 5 or more OTC derivatives)	$[ ]
Closed Fund Data Maintenance Fee	$[ ]
*Additional fees may apply from index providers

3.In connection with the provision of the Confluence Data and access to the Platform, Confluence requires certain provisions to be included in the Agreement. Accordingly, the Trust agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the Confluence Data and Platform, (b) not use the Confluence Data for any purpose independent of complying with the requirements of the Rule, (c) exculpate Confluence, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Trust’s receipt or use of the Confluence Data (including expressly disclaiming all warranties). The Trust further agrees that Confluence shall be a third-party beneficiary of the Agreement solely with respect to the foregoing provisions (a) – (c).

4.The Trust acknowledges that it is responsible for determining the suitability and accuracy of the information obtained through its access to the Platform. GFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUITABILITY AND ACCURACY OF FUND DATA, SYSTEMS, INDUSTRY INFORMATION AND PROCESSES ACCESSED THROUGH THE PLATFORM.

5.In the event of termination of the Rule 18f-4 Supplemental Services, the Trust shall immediately end its access to the Platform and return all codes, system access mechanisms, programs, manuals and other written information to GFS, and shall, to the extent reasonably technically practicable and permitted by applicable law, destroy or erase all such information on any storage medium, unless such access continues to be permitted pursuant to a separate agreement.

6.The Trust assumes exclusive responsibility for the consequences of any instructions it may give to GFS, for failure to properly access the Platform in the manner prescribed by GFS, and for the Trust’s failure to supply accurate and complete information to GFS.

7.The Trust must provide GFS with such information as is requested by GFS or Confluence to assist in developing the Confluence Data needed for the Trust’s obligations under the Rule. The Trust must provide GFS with such information as is necessary for GFS to provide the Trust with access to the Platform.